AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2017
FILE NO. 333-XXXXXX

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLSTATE LIFE INSURANCE COMPANY
(Exact Name of Registrant)

ILLINOIS 36-2554642
(State or Other Jurisdiction (I.R.S. Employer
of Incorporation or Organization) Identification Number)

3075 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062
847-402-5000

(Address and Phone Number of Principal Executive Office)

CT Corporation
208 South LaSalle Street
Suite 814
Chicago, IL 60604
312-345-4320

(Name, Complete Address and Telephone Number of Agent for Service)

COPIES TO:

JAN FISCHER-WADE, ESQUIRE
ALLSTATE LIFE INSURANCE COMPANY
2940 S. 84th Street
Lincoln, NE 68506-4142

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
TO THE PUBLIC:

The annuity contracts and interests thereunder covered by this registration statement are to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: / /

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities
Act, check the following box. / /

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer / /

Accelerated filer / /

Non-accelerated filer /X/ (Do not check if a smaller reporting company)

Smaller reporting company / /

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	maximum offering price per unit(1)	Proposed maximum aggregate offering price	Proposed Amount of registration fee
Market Value Adjusted Annuity Contracts	$152,341,977	$0.00	$152,341,977	$0

(1) Interests in the market value adjustment account are sold on a dollar basis, not on the basis of a price per share or unit.

This filing is being made under the Securities Act of 1933 to register $152,341,977 of interests in market value adjusted annuity contracts. The interests being registered herein are carried over, as unsold securities, from an existing Form S-3 registration statement of the same issuer (333-199797) filed on November 3, 2014. Because a filing fee previously was paid with respect to those securities, there is no filing fee under this registration statement.

In accordance with Rule 415 (a)(6), the offering of securities on the earlier registration statement will be deemed terminated as of the effective date of this registration statement. This registration statement shall act, upon effectiveness, as a post-effective amendment to the registration statement previously filed as 333-199797.

Risk Factors are discussed in the sections of the prospectus included in Part 1 of this Form concerning the Market Value Adjustment option.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of each prospectus included in this registration statement. Any representation to the contrary is a criminal offense.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Scheduled Annuity Manager
Allstate Life Insurance Company
P.O. Box 660191
Dallas, TX 75266-0191
Telephone Number: 1-800-654-2397
Fax Number: 1-866-628-1006
Prospectus dated October 2, 2017

Allstate Life Insurance Company (“Allstate Life”) has issued the Scheduled Annuity Manager, a group and individual flexible premium deferred annuity contract (“Contract”). This prospectus contains information about the Contract. Please keep it for future reference.
The Contract is no longer being offered for sale. If you have already purchased a Contract you may continue to add to it. Each additional payment must be at least $1,000.
The Contracts are available through Morgan Stanley & Co. Inc., the principal underwriter for the Contracts.

IMPORTANT NOTICES
The Securities and Exchange Commission (“SEC”) has not approved or disapproved the securities described in this prospectus, nor has it passed on the accuracy or the adequacy of this prospectus. Anyone who tells you otherwise is committing a federal crime.

Investment in the Contracts involves serious investment risks, including possible loss of principal.
This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.

1 PROSPECTUS

Table of Contents

2 PROSPECTUS

Important Terms
This prospectus uses a number of important terms with which you may not be familiar. The index below identifies the page that defines each term. Each term will appear in bold italics on the page on which it is first defined.

Page
Accumulation Phase	3
Annuitant	6
Automatic Additions Program	7
Beneficiary	6
Cash Surrender Value	12
*Contract	5
Contract Owner ("You")	5
Contract Value	3
Due Proof of Death	12

Page
"Guarantee Periods"	4
Income Plans	11
Issue Date	5
Market Value Adjustment	3
Payout Phase	5
Payout Start Date	11
SEC	1
Systematic Withdrawal Program	10
Tax Qualified Contracts	16

*
In certain states a Contract is available only as a group Contract. In these states we issued you a certificate that represents your ownership and summarizes the provisions of the group Contract. References to “Contract” in this prospectus include certificates unless the context requires otherwise.

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The Contract at a Glance
The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.

Flexible Payments	We have discontinued offering new Contracts. You can add to your Contract subject to current limitations, but each payment must be at least $1,000. You must maintain a minimum account size of $1,000.

Expenses	You will bear the following expenses:

•	A withdrawal charge of 6% on amounts withdrawn (with certain exceptions).

•	A Market Value Adjustment (which can be positive or negative) for withdrawals except those taken during the 30 day period after the expiration of a Guarantee Period.

•	State premium tax (if your state imposes one).

Guaranteed Interest
The Contract offers fixed interest rates that we guarantee for specified periods we call “Guarantee Periods.” To find out what the current rates are on available Guarantee Periods, please call us at 1-800-654-2397.

Special Services	For your convenience, we offer these special services:

•	Automatic Additions Program;

•	Systematic Withdrawal Program.

Income Payments	The Contract offers three income payment plans:

•	life income with or without guaranteed payments (5 to 30 years);

•	a joint and survivor life income with or without guaranteed payments (5 to 30 years); or

•	guaranteed payments for a specified period (5 to 30 years)

Death Proceeds	If you or the Annuitant dies before the Payout Start Date, we will pay benefits as described in the Contract.

Withdrawals
You may withdraw some or all of your Contract value ("Contract Value") at any time prior to the Payout Start Date. If you withdraw Contract Value from a Guarantee Period before its maturity, a withdrawal charge, Market Value Adjustment, and taxes may apply. Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty.

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How the Contract Works
The Contract basically works in two ways.
First, the Contract can help you (we assume you are the “Contract Owner”) save for retirement because you can invest in the Contract and generally pay no federal income taxes on any earnings until you withdraw or otherwise access them. You do this during what we call the “Accumulation Phase” of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the “Issue Date”) and continues until the “Payout Start Date,” which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payment to any combination of available Guarantee Periods. You will earn a fixed rate of interest that we declare periodically.
Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre‑set number of years by selecting one of the income payment options (we call these “Income Plans”) described at “Income Payments - Income Plans.” You receive income payments during what we call the “Payout Phase” of the Contract, which begins on the Payout Start Date and continues until we make the last income payment required by the Income Plan you select. During the Payout Phase we guarantee the amount of your payments, which will remain fixed. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

The timeline below illustrates how you might use your Contract.
As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See “The Contract.” In addition, if you die before the Payout Start Date we will pay Death Benefits to any surviving Contract Owner or, if there is none, to your Beneficiary. (See “Death Benefits.”)
Please call us at 1-800-654-2397 if you have any questions about how the Contract works.

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The Contract
CONTRACT OWNER
Scheduled Annuity Manager is a contract between you, the Contract Owner, and Allstate Life, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

•	the amount and timing of your withdrawals,

•	the programs you want to use to withdraw money,

•	the income payment plan you want to use to receive retirement income,

•	the Annuitant (either yourself or someone else) on whose life the income payments will be based,

•	the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner dies, and

•	any other rights that the Contract provides.
If you die, any surviving Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.
The Contract cannot be jointly owned by both a non-living person and a living person.
Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.
The Contract was available for purchase as an IRA or TSA (also known as a 403(b)). The endorsements required to qualify these annuities under the Internal Revenue Code of 1986, as amended ("Code") may limit or modify your rights and privileges under the Contract. Allstate Life no longer issues TSA contracts.
ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). The Contract requires that there be an Annuitant at all times during the Accumulation Phase and on the Payout Start Date. The Annuitant must be a living person.
You initially designate an Annuitant in your application. You (or the youngest Contract Owner if there is more than one) will be the Annuitant unless a different person is named. If the Contract Owner is a living person, you may change the Annuitant at any time prior to the Payout Start Date in a form satisfactory to us.
Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you.
Once we receive your change request, any change will be effective at the time you sign the written notice. We are not liable for any payment we make or other action we take before receiving any written request from you.
You may designate a joint Annuitant, who is a second person on whose life income payments depend. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be the youngest Contract owner, unless the Contract owner names a different annuitant.
BENEFICIARY
The Beneficiary is the person who may elect to receive the death benefit or become the new Contract Owner subject to the Death of Owner provision if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiaries will receive any guaranteed income payments scheduled to continue.
You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of beneficiary request form to be signed by you and filed with us. Until we receive your written request to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. If the Contract Owner is a living person, we will determine the Beneficiary from the most recent request of the Contract Owner.
You may restrict income payments to Beneficiaries by providing us with a written request. Once we accept the written request, the restriction will take effect as of the date you signed the request. Any restriction is subject to any payment made by us or any other action we take before we accept the request.

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If the Contract Owner is a grantor trust, then the Beneficiary will be that same trust. If the Contract Owner is a non-living person other than a grantor trust, the Contract Owner is also the Beneficiary. If you did not name a Beneficiary or if the named Beneficiary is no longer living when the sole surviving Contract Owner dies, the Beneficiary will be:

•	your spouse or, if he or she is no longer alive,

•	your surviving children equally, or if you have no surviving children,

•	your estate.
Children, as used in this prospectus, are natural and adopted children only, either minor or adult.
If more than one Beneficiary survives you, we will divide the death benefit among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the death benefit in equal amounts to the surviving Beneficiaries.
For purposes of the Contract, in determining whether a living person, including a Contract Owner, Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, Beneficiary, or Annuitant (Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.
MODIFICATION OF THE CONTRACT
Only an officer of Allstate Life may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law or except as otherwise permitted in the Contract. If a provision of the Contract is inconsistent with state law, we will follow state law.
ASSIGNMENT
You may assign an interest in your Contract. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign it and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before assigning your Contract.
WRITTEN REQUESTS AND FORMS IN GOOD ORDER
Written requests must include sufficient information and/or documentation, and be sufficiently clear, to enable us to complete your request without the need to exercise discretion on our part to carry it out. You may contact our Customer Service Center to learn what information we require for your particular request to be in “good order.” Additionally, we may require that you submit your request on our form. We reserve the right to determine whether any particular request is in good order, and to change or waive any good order requirements at any time.
If you have any questions, please contact your financial representative or call our Customer Service Center at 1-800-755-5275.

Purchases and Contract Value
MINIMUM PURCHASE PAYMENTS
All subsequent purchase payments must be at least $1,000. You may make purchase payments at any time prior to the Payout Start Date. We reserve the right to limit the maximum amount and number of purchase payments we will accept.
AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchases payments by automatically transferring money from your bank account Please call or write us for an enrollment form.
ALLOCATION OF PURCHASE PAYMENTS
For each purchase payment, you must select a Guarantee Period. A Guarantee Period is a period of years during which you will earn a guaranteed interest rate on your money. You must allocate at least $1,000 to any one Guarantee Period at the time you make your purchase payment or select a renewal Guarantee Period.
We will apply your purchase payment to the Guarantee Period you select within 7 days of the receipt of the payment and required information.
CONTRACT VALUE
Your Contract Value at any time during the Accumulation Phase is equal to the sum of the purchase payments you have invested in the Guarantee Periods, plus earnings thereon, and less any amounts previously withdrawn.

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Guarantee Periods
Each payment allocated to a Guarantee Period earns interest at a specified rate that we guarantee. We are currently offering Guarantee Periods of 1, 3 and 5 years in length. In the future we may offer Guarantee Periods of different lengths ranging from 1 to 10 years or stop offering some Guarantee Periods.
Amounts allocated to Guarantee Periods become part of our general account, which supports our insurance and annuity obligations. The general account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the general account, subject to applicable law. You do not share in the investment experience of the general account.
You must allocate at least $1,000 to a Guarantee Period at the time you make a purchase payment or select a renewal Guarantee Period.
INTEREST RATES
We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We will not change the interest rate that we credit to a particular investment until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.
We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact Allstate Life at 1-800-654-2397.
HOW WE CREDIT INTEREST
We will credit interest to your additional purchase payments from the date we receive them. We will credit interest daily to each amount allocated to a Guarantee Period at a rate that compounds to the annual interest rate that we declared at the beginning of the applicable Guarantee Period.
The following example illustrates how a $10,000 purchase payment would grow, if allocated to a 5 year Guarantee Period, crediting a hypothetical 4.5% annual interest rate:

Purchase Payment	$10,000
Guarantee Period	5 Years
Annualized Effective Interest Rate	4.50%

End of Contract Year
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning Contract Value	$10,000.00
× (1 + Annual Interest Rate)	1.045
	$10,450.00
Beginning Contract Value		$10,450.00
× (1 + Annual Interest Rate)		1.045
		$10,920.25
Beginning Contract Value			$10,920.25
× (1 + Annual Interest Rate)			1.045
			$11,411.66
Beginning Contract Value				$11,411.66
× (1 + Annual Interest Rate)				1.045
				$11,925.19
Beginning Contract Value					$11,925.19
× (1 + Annual Interest Rate)					1.045
					$12,461.82
Total Interest Credited During Guarantee Period = $2,461.82 ($12,461.82-$10,000)
This example assumes no withdrawals during the entire 5 year Guarantee Period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge. In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn (see "Market Value Adjustment"). The hypothetical annual interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above.

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RENEWALS
Before the end of each Guarantee Period, we will mail you a notice informing you of the options available to you for the expiring Guarantee Period. During the 30-day period after the end of the Guarantee Period, you may:

1)
Take no action. We will automatically apply your money to a new Guarantee Period of the same length as the expiring Guarantee Period, or if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for a Guarantee Period of that length; or

2)
Instruct us to apply your money to one or more new Guarantee Periods that may be available. The new Guarantee Period(s) will begin on the day the previous Guarantee Period(s) ends. The new interest rate for each new Guarantee Period will be our then current declared rates for that Guarantee Period; or

3)
Withdraw all or a portion of your money from the expired Guarantee Period without incurring a Market Value Adjustment (or a withdrawal charge to the extent of the Free Withdrawal Amount). Amounts withdrawn will be deemed withdrawn on the day the Guarantee Period expired. Amounts not withdrawn will be applied to a new Guarantee Period of the same length as the previous Guarantee Period, or if available, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends.

Preferred Withdrawal Amount
Market Value Adjustment. All withdrawals from a Guarantee Period, other than those taken within the first 30 days of a renewal Guarantee Period, are subject to a Market Value Adjustment. A Market Value Adjustment may also apply upon payment of a death benefit under a Contract and when you apply amounts currently invested in a Guarantee Period to an Income Plan (other than during the 30-day period described above).
We will not apply the Market Value Adjustment to withdrawals you make:

•	to satisfy IRS minimum distribution rules for the Contract; or

•	within the “Preferred Withdrawal Amount,” described under “Expenses” below.
We apply the Market Value Adjustment to reflect changes in interest rates from the time you first allocate money to a Guarantee Period to the time you remove it from that Guarantee Period. We calculate the Market Value Adjustment by comparing the Treasury Rate for a period equal to the Guarantee Period at its inception to the Treasury Rate for a period equal to the time remaining in the Guarantee Period when you remove your money. “Treasury Rate” means the U.S. Treasury Note Constant Maturity Yield as reported in Federal Reserve Board Statistical Release H.15.
The Market Value Adjustment may be positive or negative, depending on changes in interest rates. As such, you bear the investment risk associated with changes in interest rates. If interest rates increase significantly from the time you make a purchase payment, the Market Value Adjustment, any applicable withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value to an amount that is less than the sum of your purchase payments plus interest earned under your Contract.
Generally, if the Treasury Rate at the time you allocate money to a Guarantee Period is lower than the applicable current Treasury Rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a lower amount payable to you. Conversely, if the Treasury Rate at the time you allocate money to a Guarantee Period is higher than the applicable current Treasury Rate, then the Market Value Adjustment will result in a higher amount payable to you.
For example, assume that you purchase a Contract and select an initial Guarantee Period of 5 years and the Treasury Rate for that duration is 4.50%. Assume that at the end of 3 years, you make a partial withdrawal in excess of the Preferred Withdrawal Amount. If, at that later time, the current Treasury Rate for a 2 year period is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the current Treasury Rate for the 2 year period is 5.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.
The formula for calculating Market Value Adjustments is set forth in Appendix A to this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

Expenses
As a Contract Owner, you will bear the charges and expenses described below.
WITHDRAWAL CHARGE
During the Accumulation Phase, we may assess a withdrawal charge equal to 6% of the amounts withdrawn or surrendered. However, each year you may withdraw up to 10% of the money initially allocated to the Guarantee Period from which you are making the withdrawal, without paying a withdrawal charge. We measure each year from the commencement of the relevant Guarantee Period. Unused portions of this 10% "Preferred Withdrawal Amount" are not carried forward to future years or other Guarantee Periods. We

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will deduct withdrawal charges, if applicable, from the amount paid unless you instruct otherwise. We do not apply a withdrawal charge in the following situations:

•	on the Payout Start Date;

•	withdrawals taken to satisfy IRS minimum distribution rules for the Contract; or

•	withdrawals made within 30 days of their renewal Guarantee Periods.
We use the amounts obtained from the withdrawal charge to recover the cost of sales commissions and other promotional or distribution expenses associated with marketing the Contracts.
Withdrawals may be subject to tax penalties, income tax, and a Market Value Adjustment. You should consult your own tax counsel or other qualified tax adviser regarding the tax consequences of making withdrawals.
PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death.
We may, sometime in the future, discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state or other governmental entity (as applicable).
At the Payout Start Date, we deduct the charge for any applicable premium taxes from the total Contract Value before applying the Contract Value to an Income Plan.

Access to Your Money
You can withdraw some or all of your money at any time prior to the Payout Start Date. You may not make any withdrawals or surrender your Contract once the Payout Phase has begun.
You must specify the Guarantee Period from which you would like to withdraw your money. If the amount you withdraw reduces the amount invested in any Guarantee Period to less than $1,000, we will treat the withdrawal request as a request to withdraw the entire amount in that Guarantee Period.
The amount you receive may be reduced by a withdrawal charge, income tax withholding, and any premium taxes. The amount you receive may be increased or reduced by a Market Value Adjustment. If you request a total withdrawal, we may require you to return your Contract to us.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Distributions taken prior to age 59 ½ may be subject to an additional 10% federal tax penalty.
SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $100. We will deposit systematic withdrawal payments into the Contract Owner's bank account. Please consult your tax advisor before taking any withdrawal.
We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.
POSTPONEMENT OF PAYMENTS
We may defer payment of withdrawals for up to six months from the date we receive your withdrawal request or such shorter time as the law may allow.
MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. Before terminating any Contract whose value has been reduced by withdrawals to less than $1,000, we would inform you in writing of our intention to terminate your Contract and give you at least 30 days in which to make an additional purchase payment to restore your Contract’s value to the contractual minimum of $1,000. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any Market Value Adjustment, less withdrawal and other charges and applicable taxes.

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Payout Phase
PAYOUT START DATE
The Payout Start Date is the day that we apply your Contract Value, adjusted by the Market Value Adjustment, less any applicable taxes, to an Income Plan. The Payout Start Date must be:

•	at least 30 days after the Issue Date; and

•	no later than the Annuitant’s 90th birthday, or

•	the 10th Contract anniversary, if later.
You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the new Payout Start Date. Absent a change, we will use the Payout Start Date as stated in your Contract.
INCOME PLANS
An Income Plan is a series of scheduled payments to you or someone you designate. You may choose only one Income Plan. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with guaranteed payments for 10 years. After the Payout Start Date, you may not make withdrawals or change your choice of Income Plan.
A portion of each payment will be considered taxable andthe remaining portion will be a non-taxable return of your investment in the Contract, which is also called the "basis". Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally all payments will be fully taxable. Taxable payments taken prior to age 59 ½ may be subject to an additional 10% federal tax penalty.
The three Income Plans available under the Contract are:
Income Plan 1 - Life Income With and Without Guaranteed Payments. Under this plan, we make periodic income payments for as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The number of months guaranteed ("Guaranteed Payment period") may range from 60 to 360 months. If you elect no guaranteed payments, payments will continue only as long as the Annuitant lives.
Income Plan 2 - Joint and Survivor Life Income With and Without Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant lives. If both the Annuitant and the joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment period may range from 60 to 360 months. If you elect no guaranteed payments, payment will continue only as long as the Annuitant or joint Annuitant lives.
Income Plan 3 - Guaranteed Payments for a Specified Period. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. The shortest number of months guaranteed is 60; the longest number of months guaranteed is 360.
The length of any guaranteed payment period under your selected Income Plan generally will affect the dollar amounts of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments. As a general rule, plans with a joint Annuitant also will result in lower income payments. Income plans may vary from state to state.
We may make other Income Plans available, including ones that you and we agree upon. You may obtain information about them by writing or calling us.
If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and may require proof that the Annuitant or joint Annuitant is still alive before we make each payment. Please note that under such Income Plans, if you elect to take no minimum guaranteed payments, it is possible that the payee could receive no income payments if the Annuitant and any joint Annuitant both die before the first income payment, or only one income payment if they die before the second income payment, and so on.
We will apply your Contract Value, adjusted by a Market Value Adjustment, less applicable taxes, to your Income Plan on the Payout Start Date. If the amount available to apply under an Income Plan is not enough to provide an initial payment of at least $20, and state law permits, we may:

•	terminate the Contract and pay you the Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

•	reduce the frequency of your payments so that each payment will be at least $20.

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Income Payments. Subject to your Income Plan selection, we guarantee income payment amounts for the duration of the Income Plan. We calculate income payments by:

1.	adjusting the value of your Contract on the Payout Start Date by any applicable Market Value Adjustment;

2.	deducting any applicable premium tax; and

3.	applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.
We may defer making fixed income payments for a period of up to 6 months or such shorter time state law may require. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.
CERTAIN EMPLOYEE BENEFIT PLANS
The Contract offered by this prospectus contains income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex, to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the Contract is appropriate.

Death Benefits
We will pay a death benefit if, prior to the Payout Start Date:

1)	any Contract Owner dies, or

2)	the Annuitant dies.
We will pay the death benefit to the new Contract owner as determined immediately after the death. The new Contract owner would be a surviving Contract Owner or, if none, the Beneficiary.
DEATH BENEFIT AMOUNT
Prior to the Payout Start Date, the death benefit is equal to the greater of: (1) the Contract Value, and (2) the "Cash Surrender Value," which is the Contract Value, adjusted by any Market Value Adjustment, less withdrawal charges and premium taxes. We will calculate the value of the death benefit as of the date we receive the first complete request for settlement of the death benefit.
A claim for settlement of the death benefit must include "Due Proof of Death." We will accept the following documentation as Due Proof of Death:

•	a certified copy of the death certificate;

•	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

•	any other proof acceptable to us.
DEATH BENEFIT OPTIONS
Upon death of the Contract Owner, the new Contract Owner generally has the following 3 options:

1.	receive the Cash Surrender Value within 5 years of the date of death;

2.	receive the Death Benefit in a lump sum; or

3.	apply the Death Benefit to an Income Plan, with income payments beginning within one year of the date of death.
Income payments must be made over the life of the new Contract Owner, or a period not to exceed the life expectancy of the new Contract Owner.
Options 2 and 3 above are only available if we receive Due Proof of Death within 180 days of the date of death. We are currently waiving the 180 day limitation but may enforce it in the future. Please refer to your Contract for more details on the above options, including terms that apply to grantor trusts.
If the new Contract Owner is a non-living person (other than a grantor trust), the new Contract Owner must elect to receive the Death Benefit in a lump sum.
If the surviving spouse of the deceased Contract Owner is the new Contract Owner, then the spouse may elect Options 2 or 3 listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If there is no Annuitant at that time, the new Annuitant will be the surviving spouse, unless the new Contract Owner names a different annuitant. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within 1 year of the date of death without incurring a withdrawal charge.

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However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply. The single withdrawal amount is in addition to the annual Preferred Withdrawal Amount.
If the Contract Owner is not the Annuitant and the Annuitant dies, then the Contract Owner has the following 3 options:

1.	continue the Contract as if the death had not occurred;

2.	receive the Death Benefit in a lump sum; or

3.	apply the Death Benefit to an Income Plan, which must begin within 1 year of the date of death and must be for a period equal to or less than the life expectancy of the Contract Owner.
The Contract Owner has 60 days from the date Allstate Life receives Due Proof of Death to select an income plan without incurring a tax on the entire gain in the Contract. If the Contract Owner elects to continue the Contract they will be taxed on the entire gain in the Contract computed on the date of continuance. We are required to report such gain to the IRS as income to the Contract Owner. An additional 10% federal tax penalty may apply if the Contract Owner is under age 59 ½. Any amount included in the Contract Owner's gross income as a result of a Contract continuance will increase the investment in the Contract for future distributions.
For Options 1 and 3, the new Annuitant will be the youngest Contract Owner unless the Contract Owner names a different Annuitant. Options 1 and 3 are not available if the Contract Owner is a non-living person (other than a grantor trust).
Options 2 and 3 above are available only if we receive Due Proof of Death within 180 days of the date of death. We are currently waiving the 180 day limitation, but may enforce it in the future. Please refer to your Contract for more details on the above options, including terms that apply to grantor trusts.

More Information
ALLSTATE LIFE
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.
Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.
Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the State of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3075 Sanders Road, Northbrook, Illinois, 60062.
THE CONTRACT
Distribution. Morgan Stanley & Co. Inc., located at 1585 Broadway, New York, NY 10036, serves as principal underwriter of the Contracts. Morgan Stanley & Co. Inc. is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Morgan Stanley & Co. Inc. is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is a member of FINRA. Morgan Stanley & Co. Inc. is also registered with the Securities and Exchange Commission as an investment adviser.
We may pay broker-dealers up to a maximum sales commission of 8% on subsequent purchase payments or upon renewal of a Guarantee Period. The underwriting agreement with Morgan Stanley & Co. Inc. provides that we will reimburse Morgan Stanley & Co. Inc. for any liability to Contract Owners arising out of services rendered or Contracts issued.
Administration. We have primary responsibility for all administration of the Contracts. We provide the following administrative services, among others:

•	issuance of the Contracts;

•	maintenance of Contract Owner records;

•	Contract Owner services; and

•	preparation of Contract Owner reports.
You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.

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ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within an employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans.
LEGAL MATTERS
Certain matters of state law pertaining to the Contracts, including the validity of the Contracts and Allstate Life’s right to issue such Contracts under applicable state insurance law, have been passed upon by Angela K. Fontana, Vice President, General Counsel and Secretary of Allstate Life.

Taxes
The following discussion is general and is not intended as tax advice. Allstate Life makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.
Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.
TAXATION OF ALLSTATE LIFE INSURANCE COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Code.
TAXATION OF FIXED ANNUITIES IN GENERAL
Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where the Contract Owner is a natural person.
Non-Natural Owners. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.
Exceptions to the Non-Natural Owner Rule. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.
Grantor Trust Owned Annuity. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section. In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.
Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a total withdrawal under a non‑Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.
You should contact a competent tax advisor about the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments.
Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different.

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If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.
Partial Annuitization. An individual may partially annuitize their non-qualified annuity if the contract permits. The Small Business Jobs Act of 2010 included a provision which allows for a portion of a non-qualified annuity to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one of more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Withdrawals After the Payout Start Date. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.
Distribution at Death Rules. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

•
if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner’s death;

•
if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner’s death. These requirements are satisfied if any portion of the Contract Owner’s interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner’s death. If the Contract Owner’s designated Beneficiary is the surviving spouse (as defined by federal law) of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner;

•
if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will trigger the rules under death of the Contract Owner.

Under Section 3 of the Federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized for purposes of federal law. In 2013 the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional in United States v. Windsor thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v.Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. These decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal adviser for additional information.
Taxation of Annuity Death Benefits. Death Benefit amounts are included in income as follows:

•	if distributed in a lump sum, the amounts are taxed in the same manner as a total withdrawal, or

•	if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.
Medicare Tax on Net Investment Income. The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,500 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.
Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:

•	made on or after the date the Contract Owner attains age 59½,

•	made as a result of the Contract Owner’s death or becoming totally disabled,

•
made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

•	made under an immediate annuity (as defined by the Code), or

•	attributable to investment in the Contract before August 14, 1982.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments. With respect to non‑Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material

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modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer a substantially equal periodic payment stream. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.
Tax Free Exchanges under Internal Revenue Code Section 1035. A 1035 exchange is a tax-free exchange of a non‑Qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. The contract owner(s) must be the same on the old and new contracts. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.

Partial Exchanges. The IRS has issued rulings that permit partial exchanges of annuity contracts. Effective October 24, 2011, the provisions of Revenue Procedure 2011-38 indicate that a partial exchange, from one deferred annuity contract to another deferred annuity contract will qualify for tax deferral. If a distribution from either contract occurs during the 180 day period following the date of the 1035 transfer, the IRS will apply general tax principles to determine substance and treatment of the transfer. This may include disqualifying the original 1035 exchange or treating the withdrawn funds as a distribution from the original contract. You should consult with a competent tax advisor with respect to withdrawals or surrenders during this 180 day time frame.
If a partial exchange is retroactively negated, the amount originally transferred to the recipient contract is treated as a withdrawal from the source contract, taxable to the extent of any gain in that contract on the date of the exchange. An additional 10% tax penalty may also apply if the Contract Owner is under age 59 ½. Your Contract may not permit partial exchanges, please contact us for more information.
Partial exchange from a deferred annuity to long-term care contract. The IRS confirmed in Notice 2011-68 that partial exchanges from a deferred annuity contract to a qualified long-term care insurance contract can qualify as tax-free exchanges under section 1035.
You are strongly urged to consult a competent tax advisor before entering into any transaction of this type.
Taxation of Ownership Changes. If you transfer a non‑Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax.
Aggregation of Annuity Contracts. The Code requires that all non-qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.
INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. If no election is made or no U.S. taxpayer identification number is provided we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.
Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.
Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax Compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.

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TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income from annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing an annuity as an IRA. Tax Qualified Contracts are contracts purchased as or in connection with:

•	Individual Retirement Annuities (IRAs) under Code Section 408(b);

•	Roth IRAs under Code Section 408A;

•	Simplified Employee Pension (SEP IRA) under Code Section 408(k);

•	Savings Incentive Match Plans for Employees (SIMPLE IRA) under Code Section 408(p);

•	Tax Sheltered Annuities under Code Section 403(b);

•	Corporate and Self Employed Pension and Profit Sharing Plans under Code Section 401; and

•	State and Local Government and Tax-Exempt Organization Deferred Compensation Plans under Code Section 457.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements. If you use the Contract within an employer sponsored qualified retirement plan or TSA, the plan may impose different or additional conditions or limitations on withdrawals, waiver of charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if Qualified Plan and TSA limits on distributions and other conditions are not met. Please consult your Qualified Plan or TSA administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans or TSAs.
The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent’s IRA, TSA, or employer sponsored retirement plan under which the decedent’s surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent’s IRA, TSA, or employer sponsored qualified retirement plan. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRA’s, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under federal bankruptcy laws.
Please refer to your Endorsement for IRAs or 403(b) plans, if applicable, for additional information on your death settlement options. In the case of certain Qualified Plans, the terms of the Qualified Plan Endorsement and the plans may govern the right to benefits, regardless of the terms of the Contract.
Taxation of Withdrawals from an Individually Owned Tax Qualified Contract. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that they invest in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and generally all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.
“Qualified distributions” from Roth IRAs are not included in gross income. “Qualified distributions” are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

•	made on or after the date the Contract Owner attains age 59½,

•	made to a beneficiary after the Contract Owner’s death,

•	attributable to the Contract Owner being disabled, or

•	made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).
“Non-qualified distributions” from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions.
Required Minimum Distributions. Generally, Tax Qualified Contracts (excluding Roth IRAs) require minimum distributions upon reaching age 70½. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Effective December 31, 2005, the IRS requires annuity contracts to include the actuarial present value of other benefits for purposes of calculating the required minimum distribution amount. These other benefits may include accumulation, income, or death benefits. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.
The Death Benefit and Tax Qualified Contracts. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may

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exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.
It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under Qualified Plans, such as in connection with a TSA or employer sponsored qualified retirement plan.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above.
Penalty Tax on Premature Distributions from Tax Qualified Contracts. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:

•	made on or after the date the Contract Owner attains age 59½,

•	made as a result of the Contract Owner’s death or total disability,

•
made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

•	made after separation from service after age 55 (does not apply to IRAs),

•	made pursuant to an IRS levy,

•	made for certain medical expenses,

•	made to pay for health insurance premiums while unemployed (applies only for IRAs),

•	made for qualified higher education expenses (applies only for IRAs)

•	made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs), and

•
from an IRA or attributable to elective deferrals under a 401(k) plan, 403(b) annuity or certain similar arrangements made to individuals who (because of their being members of a reserve component) are ordered or called to active duty after September 11, 2001 for more than 179 days or for an indefinite period; and made during the period beginning on the date of the order or call on duty and ending at the close of the active duty period.

During the first 2 years of the individual’s participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments on Tax Qualified Contracts. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer substantially equal periodic payment stream.
Income Tax Withholding on Tax Qualified Contracts. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered “eligible rollover distributions.” The customer may elect out of withholding by completing and signing a withholding election form. If no election is made or if no U.S. Taxpayer Identification number is provided, we will automatically withhold the required 10% from the taxable amount. Since we cannot determine the taxable amount of distributions from a Roth IRA, we will not automatically withhold 10%. If you request withholding from a Roth IRA distribution, federal income tax will be withheld on the entire amount distributed. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all “eligible rollover distributions” unless you elect to make a “direct rollover” of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Tax Qualified Contracts, including TSAs but excluding IRAs, with the exception of:

•	required minimum distributions, or,

•	a series of substantially equal periodic payments made over a period of at least 10 years, or,

•	a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

•	hardship distributions.

18 PROSPECTUS

For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory. Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.

Charitable IRA Distributions. Certain qualified IRA distributions for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to a certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deduction, if any, for charitable contributions.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Individual Retirement Annuities. Code Section 408(b) permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified retirement plans may be “rolled over” on a tax-deferred basis into an Individual Retirement Annuity. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule.
Roth Individual Retirement Annuities. Code Section 408A permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.
A traditional Individual Retirement Account or Annuity may be converted or “rolled over” to a Roth Individual Retirement Annuity. The tax law allows distributions from qualified retirement plans including tax sheltered annuities and governmental Section 457 plans to be rolled over directly into a Roth IRA, subject to the usual rules that apply to conversions from a traditional IRA into a Roth IRA. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions. Effective January 1, 2005, the IRS requires conversions of annuity contracts to include the actuarial present value of other benefits for purposes of valuing the taxable amount of the conversion.
Annuities Held By Individual Retirement Accounts (commonly known as Custodial IRAs). Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.
If you have a contract issued as an IRA under Code Section 408(b) and request to change the ownership to an IRA custodian permitted under Section 408, we will treat a request to change ownership from an individual to a custodian as an indirect rollover. We will send a Form 1099R to report the distribution and the custodian should issue a Form 5498 for the contract value contribution.
Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant’s surviving spouse as the new Annuitant, if the following conditions are met:

1)	The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the Contract;

2)	The deceased Annuitant was the beneficial owner of the Individual Retirement Account;

19 PROSPECTUS

3)	We receive a complete request for settlement for the death of the Annuitant; and

4)	The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:

(a)	The Annuitant’s surviving spouse is the sole beneficiary of the Individual Retirement Account;

(b)	The Annuitant’s surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and

(c)	The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse’s election.
Simplified Employee Pension IRA. Code Section 408(k) allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.

Savings Incentive Match Plans for Employees (SIMPLE IRA). Code Section 408(p) allows eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.
To determine if you are eligible to contribute to any of the above listed IRAs (traditional, Roth, SEP, or SIMPLE), please refer to IRS Publication 590-A and your competent tax advisor.
Tax Sheltered Annuities. Code Section 403(b) provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Allstate Life has currently suspended sales of TSA contracts.
Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

•	attains age 59½,

•	severs employment,

•	dies,

•	becomes disabled, or

•	incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).
These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept funds in 403(b) contracts that are subject to the Employee Retirement Income Security Act of 1974 (ERISA). Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement with the applicable employer or its plan administrator. Unless your contract is grandfathered from certain provisions in these regulations, we will only process certain transactions with employer approval.
Corporate and Self-Employed Pension and Profit Sharing Plans.
Section 401(a) of the Code permits corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees (commonly referred to as “H.R.10” or “Keogh”). Such retirement plans may permit the purchase of annuity contracts. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
There are two owner types for contracts intended to qualify under Section 401(a): a qualified plan fiduciary or an annuitant owner.

•
A qualified plan fiduciary exists when a qualified plan trust that is intended to qualify under Section 401(a) of the Code is the owner. The qualified plan trust must have its own tax identification number and a named trustee acting as a fiduciary on behalf of the plan. The annuitant should be the person for whose benefit the contract was purchased.

•
An annuitant owner exists when the tax identification number of the owner and annuitant are the same, or the annuity contract is not owned by a qualified plan trust. The annuitant should be the person for whose benefit the contract was purchased.

If a qualified plan fiduciary is the owner of the contract, the qualified plan must be the beneficiary so that death benefits from the annuity are distributed in accordance with the terms of the qualified plan. Annuitant owned contracts require that the beneficiary be the annuitant’s spouse (if applicable), which is consistent with the required IRS language for qualified plans under Section 401(a). A completed Annuitant Owned Qualified Plan Designation of Beneficiary form is required in order to change the beneficiary of an annuitant owned Qualified Plan contract.

20 PROSPECTUS

State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.
Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includible in the employees’ gross income until distributed from the plan. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
Late Rollover Self-Certification.
After August 24, 2016, you amy be able to apply to rollover a contribution to your IRA or qualified retirement plan after the 60-day deadline through a new self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. We are not required to accept your self-certification for waiver of the 60-day deadline.

Gift and Generation Skipping Tax.
If you transfer your annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. If you transfer your annuity to a person two or more generations younger than you (such as a grandchild) or to a person that is more than 37½ years younger than you, there may be generation skipping transfer tax consequences. You should consult a competent tax advisor for additional information.

Annual Reports and Other Documents
Allstate Life Insurance Company ("Allstate Life") incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act and all other reports filed with the SEC under the Exchange Act since the end of the fiscal year covered by its latest annual report, including filings made on Form 10-Q and Form 8-K. In addition, all documents subsequently filed by Allstate Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Allstate Life will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus.
Such information will be provided upon written or oral request at no cost to the requester by writing to Allstate Life, P.O. Box 660191, Dallas, TX 75266-0191 or by calling 1-800-654-2397. Allstate Life files periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that Allstate Life files with the SEC at the SEC's Public Reference Room at 100 F Street NE, Room 1580, Washington, DC 20549-2000. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov).

Annual Statements
At least once a year prior to the Payout Start Date, we will send you a statement containing information about your Contract Value. For more information, please contact your financial representative or call our customer support unit at 1-800-654-2397.

21 PROSPECTUS

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Allstate Corporation has secured a financial institutions bond in the amount of $5,000,000, subject to a $25,000,000 deductible. Allstate also maintains directors’ and officers’ liability insurance coverage with limits of $200 million under which ALIC, as well as certain other subsidiaries of Allstate, are covered. A provision in ALIC’s by-laws provides for the indemnification of individuals serving as directors or officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ALIC pursuant to the foregoing provisions, ALIC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Market Value Adjustment
The Market Value Adjustment is based on the following:

I	=	Treasury Rate for a maturity equal to the Guarantee Period for the week preceding establishment of the Guarantee Period.
N	=	the number of complete days from the date we receive the withdrawal request to the end of the Guarantee Period; and
J	=	the Treasury Rate for a maturity of N days for the week preceding the receipt of the withdrawal request on the date we determine the Market Value Adjustment.
If a Treasury Rate for a maturity of N days is not available, we will use a weighted average. If N is less than or equal to 365 days, J will be the 1-year Treasury Rate.
The Market Value Adjustment factor is determined from the following formula:
.9 X (I - J) X (N/365)
To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount withdrawn (in excess of the Preferred Withdrawal Amount), or applied to an Income Plan, from a Guarantee Period other than amounts withdrawn or applied from a renewal Guarantee Period during the first 30 days of the renewal Guarantee Period.

Examples Of Market Value Adjustment
Purchase Payment:	$10,000
Guarantee Period:	5 years
Interest Rate:	4.50%
Full Surrender:	End of Contract Year 3
NOTE: This illustration assumes that premium taxes are not applicable.

Example 1: (Assumes Declining Interest Rates)
Step 1: Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Amount in excess of the Preferred Withdrawal Amount	Free Withdrawal Amount (.10 X 10,000) = $1,000
Step 3: Calculate the Withdrawal Charge:	.06 × ($11,411.66 - $1,000) = $624.70
Step 4: Calculate the Market Value Adjustment:
I = 4.5%
J = 4.2%
N = 730 days
Market Value Adjustment Factor: .9 × (I-J) × N/365
= .9× (.045 - .042) × (730/365) = .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= .0054 × $10,411.66 = $56.22

Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $624.70 + $56.22 = $10,843.18

22 PROSPECTUS

Example 2: (Assumes Rising Interest Rates)
Step 1: Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Amount in excess of the Preferred Withdrawal Amount:	Preferred Withdrawal Amount (.10 X 10,000) = $1,000 Amount in Excess: $11,411.66 - $1,000 = $10,411.66
Step 3: Calculate the Withdrawal Charge:	.06 × ($11,411.66 - $1,000) = $624.70
Step 4: Calculate the Market Value Adjustment:
I = 4.5%
J = 4.2%
N = 730 days
Market Value Adjustment Factor: .9 × (I-J) × N/365
= .9 × (.045 − .042) × (730/365) = .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= .0054 × $10,411.66 = $56.22

Step 5. Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 − $624.70 − $56.22 = $10,730.74
This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.

23 PROSPECTUS

BD2275-5

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$0
Cost of printing and engraving	$213.8
Legal fees	$0
Accounting fees	$6,000
Mailing fees	$145

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The By-laws of Allstate Life Insurance Company ("Registrant") provide that Registrant will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Registrant, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Registrant before such date.

The directors and officers of Registrant have been provided liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No. Description

(1)
Form of Underwriting Agreement. (Incorporated herein by reference to Post-Effective Amendment No. 13 to the Form N-4 Registration Statement of Northbrook Variable Annuity Account II of Northbrook Life Insurance Company (File No. 033-35412)dated December 31, 1996).

(2)	None

(4) (a)
Form of Flexible Premium Deferred Annuity Certificate and Application. (Incorporated herein by reference to Post-Effective Amendment No. 4 to Registration Statement (File No. 033-90272) dated April 29, 1999).

(b)	Form of Contract Endorsement to Flexible Premium Deferred Annuity Certificate. (Previously filed in the initial Form S-3 to the Registration Statement (File No. 333-102319) dated January 2, 2003).

(5)	Opinion and Consent of General Counsel re: Legality (Filed herewith.)

(8)	None

(11)	None

(12)	None

(15)	Letter Re: Unaudited Interim Financial Information from Registered Public Accounting Firm (Filed herewith.)

(23)	Consent of Independent Registered Public Accounting Firm (Filed herewith.)

(24)
Powers of Attorney for John E. Dugenske, Mary Jane Fortin, Mario Imbarrato, Katherine A. Mabe, P. John Rugel, Brian R. Bohaty, Julie Parsons, Angela K. Fontana, Harry R. Miller, Samuel H. Pilch, Steven E. Shebik, Thomas J. Wilson and Matthew E. Winter. (Filed herewith.)

(25)	None

(26)	None

(27)	Not applicable

(99)	Experts (Filed herewith.)

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)
That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois on the 22nd day of September, 2017.

ALLSTATE LIFE INSURANCE COMPANY
(REGISTRANT)

By: /s/ ANGELA K. FONTANA
---------------------
Angela K. Fontana
Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 22nd day of September, 2017.

*/JOHN E. DUGENSKE -----------------------------------	Director, Executive Vice President and Chief Investment Officer
John E. Dugenske

/s/ ANGELA K. FONTANA -----------------------------------	Director
Angela K. Fontana

*/MARY JANE FORTIN -----------------------------------	Director and President
Mary Jane Fortin

*/MARIO IMBARRATO -----------------------------------	Director, Vice President and Chief Financial Officer
Mario Imbarrato	(Principal Financial Officer)

*/KATHIERINE A. MABE -----------------------------------	Director
Katherine A. Mabe

*/HARRY R. MILLER -----------------------------------	Director, Senior Vice President and Chief Risk Officer
Harry R. Miller

*/SAMUEL H. PILCH -----------------------------------	Director, Senior Group Vice President and Controller
Samuel H. Pilch	(Principal Accounting Officer)

*/P. JOHN RUGEL -----------------------------------	Director and Senior Vice President
P. John Rugel

*/STEVEN E. SHEBIK -----------------------------------	Director
Steven E. Shebik

*/BRIAN R. BOHATY -----------------------------------	Director
Brian R. Bohaty

*/JULIE PARSONS -----------------------------------	Director
Julie Parsons

*/THOMAS J. WILSON -----------------------------------	Director and Chairman of the Board
Thomas J. Wilson

*/MATTHEW E. WINTER -----------------------------------	Director and Chief Executive Officer
Matthew E. Winter	(Principal Executive Officer)

*/By: Angela K. Fontana, pursuant to Power of Attorney, filed herewith.
EXHIBIT LIST

Exhibit No.	Description
(5)	Opinion and Consent of General Counsel re: Legality.
(15)	Letter Re: Unaudited Interim Financial Information from Registered Public Accounting Firm.
(23)	Consent of Independent Registered Public Accounting Firm.
(24)
Powers of Attorney for John E. Dugenske, Mary Jane Fortin, Mario Imbarrato, Katherine A. Mabe, P. John Rugel, Brian R. Bohaty, Julie Parsons, Angela K. Fontana, Harry R. Miller, Samuel H. Pilch, Steven E. Shebik, Thomas J. Wilson and Matthew E. Winter.

(99)	Experts.